Exhibit 10.1
EXTERRAN CORPORATION
AWARD NOTICE AND AGREEMENT
PERFORMANCE UNITS
Exterran Corporation (the “Company”), has granted to you (the “Participant”) a Performance Award (your “Award”) under the Exterran Corporation 2015 Stock Incentive Plan (as may be amended from time to time, the “Plan”). All capitalized terms not explicitly defined in this Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The main terms of your Award are as follows:

1.Award. You have been granted a number of performance units (the “Performance Units”) the payout of which is based on the attainment of certain performance measures as described herein. The Award is granted at maximum performance (the “Maximum Award”), however, the actual number of Performance Units that become earned and payable hereunder may be less than the Maximum Award, and may be greater or less than your Target Award. “Target Award” means the number of Performance Units that would be earned by you if the Performance Measures (as specified on Exhibit A) are met at the applicable target level at the end of the Performance Period.

2.Grant Date. The Grant Date of this Award is the date of approval by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

3.Vesting. Subject to Sections 4 and 5 below, your Award will become payable (as provided in Section 5) at 0% to 200% of the Performance Units based on achievement of the applicable pre-determined Performance Measures over the applicable performance period (the “Performance Period”) and your individual performance. The Performance Units subject to this Award will vest on the second anniversary of the Grant Date (“Vest Date”); however, except as set forth in Section 4 below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the Award to vest.

Exhibit A hereto provides (a) the Performance Period for your Award, (b) an explanation of the Company’s Performance Measures and (c) the percentage of the Award that you may earn, if any, based on the achievement of the Performance Measures, and with a determination about your individual performance as it relates to this Award.

4.Termination of Service.

(a)    Subject to Section 4(b) below, if your status as an Employee with the Company or an Affiliate terminates for any reason, the unvested portion of your Award will be automatically cancelled and forfeited on the date of such termination unless the Committee directs otherwise.

(b)    If your status as an Employee of the Company or an Affiliate terminates as a result of your death or Disability, then a portion of your Award determined by multiplying your Target Award by a fraction, the numerator of which is the number of days you worked during the Performance Period, and the denominator of which is 730, will immediately vest (“Accelerated Vest Date”). Not later than the sixtieth (60th) day following the Accelerated Vest Date, you will receive payment in respect of such vested Performance Units in the form of vested shares of Common Stock.

(c)    In the event your status as an Employee is terminated and the Committee desires in its discretion to accelerate vesting of your Award, you agree that, in consideration of the Committee’s agreement to vest your Award, if required you will execute an additional agreement containing additional obligations pertaining to the Company.

5.Determination of Earned Units, Settlement and Payment. As soon as administratively practicable following the conclusion of the Performance Period, the Committee shall certify in writing the level of performance achieved by the Company with respect to the Performance Measures (the “Achievement Percentage”). The actual number of Performance Units earned under your individual Award shall be determined based on the Company’s Achievement Percentage, your Target Award, and a determination about your individual performance during the Performance Period as it relates to this Award by the Committee (or any officer of the Company to whom authority to determine such adjustment is delegated by the Committee) (the “Earned Units”). Not later than the sixtieth (60th) day following the applicable Vest Date of such Earned Units, you will receive payment in respect of the vested Earned Units in the form of shares of Common Stock.

Except as provided below, this Award is intended to be exempt under Section 409A of the Code (“Section 409A”) under the short-term deferral exclusion and will be interpreted and operated consistent with such intent. If, for any reason, the Company determines that this Award is subject to Section 409A, the Company shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or this Award Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate to provide for either the Performance Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

6.Stockholder Rights. The Performance Units represent an unfunded, unsecured and contingent right to receive payment. You have no rights as a stockholder with respect to any Performance Units unless and until you receive shares of Common Stock of the Company in respect of your vested Earned Units. The grant of the Performance Units under your Award shall be implemented by a credit to a bookkeeping account maintained by the Company.

7.Non-Transferability. You cannot sell, transfer, pledge, exchange, hypothecate or otherwise dispose of your Award except as otherwise set forth in Paragraph XV(i) of the Plan.

8.No Right to Continued Service. Nothing in this Award Notice guarantees your continued service as an Employee or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee or other service provider at any time.

9.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.

10.Withholding. Your Award is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any applicable FICA, employment tax or other social security contribution obligations), and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares otherwise issuable or payable to you under this Award in order to satisfy any such withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
11.Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 17. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Sections XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

12.Adjustment. This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

13.Modifications. The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

14.Non-Solicitation/Non-Competition/Confidentiality/Non-Disparagement Agreement. The greatest assets of the Company and its Affiliates (“Exterran” in this Section 14) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Exterran has adopted this Non-Solicitation/Confidentiality/Non-Disparagement Agreement as set forth in this Section 14, the terms of which you accept and agree to by accepting the Award.

a.In order to assist you with your employment-related duties, Exterran has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Exterran (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Exterran’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Exterran. You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Exterran’s written consent, any Confidential Information of Exterran, except as required by your job-related duties to Exterran.
b.You agree that whenever your service as an Employee of Exterran ends for any reason, (i) you shall return to Exterran all documents containing or referring to Exterran’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Exterran computer and computer-related equipment and software, and all Exterran property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Exterran’s business coming into your possession and/or control during your employment, with no request being required.
c.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Exterran, and for one year thereafter, directly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Exterran in any capacity with the purpose or intent of attracting that person from the employ of Exterran, or (ii) solicit any established customer of Exterran or other service provider of Exterran without, in each case, the prior written consent of Exterran.
d.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Exterran disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Exterran, and for one year thereafter, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director, or officer) with a “Competitor” of Exterran where such employment or activity would involve your (i) providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which you had any involvement, and/or regarding which you had access to any information, during your service as an Employee or other service provider of Exterran (including any products or services being researched or developed by Exterran during your service as an Employee or other service provider of Exterran), or (ii) providing or performing services that are similar to any services that you provided to or performed for Exterran during your service as an Employee or other service provider of Exterran.
For purposes of this Section 14(d), a “Competitor” is any business or entity that, at any time during the one-year period following your separation from employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by Exterran. “Competitor” includes, without limitation, any company or business relating to the provision of natural gas compression equipment and related services, oil and natural gas production and processing equipment and related services or water treatment equipment and related services.

The restrictions set forth in this Section 14(d) will be limited to the geographic areas (i) where you performed services for Exterran, (ii) where you solicited or served the customers or clients of Exterran, or (iii) otherwise impacted or influenced by your provision of services to Exterran. Notwithstanding the foregoing, you may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) you are not a controlling person of, or a member of a group which controls, such entity and (C) you do not, directly or indirectly, own two percent (2%) or more of any class of securities of such entity.

e.Subject to Section 15 below, you agree that you will not, directly or indirectly, make any public or private statements (whether orally, in writing, via electronic transmission or otherwise) that disparage, denigrate or malign Exterran or any of its affiliates; any of the businesses, activities, operations, affairs, reputations or prospects of any of the foregoing; or any of the respective officers, employees, directors, managers, partners, agents, members or shareholders of any of the foregoing. Your obligation under this Section will not be violated by truthful statements that you make (i) to any governmental authority, (ii) which are in connection with legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (iii) in connection with a performance review.
f.You agree that (i) the terms of this Section 14 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 14 are ancillary or a part of; (ii) the consideration provided by Exterran under this Section 14 is not illusory; (iii) the restrictions of this Section 14 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Exterran; and (iv) the consideration given by Exterran under this

Section 14, including without limitation, the provision by Exterran of Confidential Information to you, gives rise to Exterran’s interests in the covenants set forth in this Section 14.
g.You and Exterran agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 14 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Exterran, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Exterran.
h.In the event that Exterran determines that you have breached or attempted or threatened to breach any term of this Section 14, in addition to any other remedies at law or in equity Exterran may have available to it, it is agreed that Exterran shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 14 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 14.
i.You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Exterran.
j.You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other document or agreement with Exterran, provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Award Notice and are enforceable under applicable law, those restrictions in the other document or agreement will apply.
k.Notwithstanding any other provision of this Award, the provisions of this Section 14 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 16 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
15.    Protected Rights. Notwithstanding any other provision of this Award Notice, nothing contained in this Award Notice limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. You understand that this Award Notice does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Exterran.

16.    Defend Trade Secrets Act. You are hereby notified that under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

17.    Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281-836-7000 or at compensation@exterran.com. If you have questions about financial planning, you may contact UBS at 713-654-0253. For all other questions regarding your account please contact UBS at +877-313-6669 (inside US) and +1 201-272-7128 (outside US).
18.    Participant Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.” To reject the Award, select “Reject.” Please note that if you reject the Award or do not accept the Award within 30 calendar days of the Grant Date, the Award will be forfeited.

EXTERRAN CORPORATION AWARD NOTICE
PERFORMANCE UNITS
EXHIBIT A
2018 PERFORMANCE-BASED OBJECTIVES AND CONDITIONS

A-1